Exhibit 23.5

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Brookfield Property Partners L.P.’s Registration Statement on Form F-3 of our reports dated March 4, 2014, relating to the consolidated financial statements of Brookfield Office Properties Inc. and subsidiaries (“the Company”), and the effectiveness of the Company’s internal control over financial reporting, incorporated by reference in this Registration Statement from Brookfield Property Partners L.P.’s current report on Form 6-K dated June 2, 2014, and originally appearing in the Company’s Annual Report on Form 40-F for the year ended the December 31, 2013.

We also consent to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte LLP

Chartered Professional Accountants, Chartered Accountants

Licensed Public Accountants

Toronto, Ontario

June 2, 2014